Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Alphatec Holdings, Inc. and the incorporation by reference herein of our reports dated February 5, 2018 (April 16, 2018 as to Note 11), relating to the financial statements of SafeOp Surgical, Inc. for the year ended December 31, 2017, and our report dated February 16, 2017, relating to the financial statements of SafeOp Surgical, Inc. for the year ended December 31, 2016, which reports appear as exhibits to the Form S-3 filed by Alphatec Holdings, Inc. on April 16, 2018.

/s/ Nanavaty, Nanavaty & Davenport, LLP

Newtown, CT

April 16, 2018